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                                     Exhibit 28.1


          Asset Purchase and Sale Agreement dated May 23, 1997 by and among
                Chattem, Inc., Signal Investment & Management Co. and
                   Sunsource International, Inc. and Mindbody, Inc.







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                       ASSET PURCHASE AND SALE AGREEMENT

    THIS AGREEMENT is made this 23rd day of May, 1997 by and among SUNSOURCE INTERNATIONAL, INC., a Hawaii corporation ("Sunsource"), MINDBODY, INC., a Florida corporation ("Mindbody" and, collectively with Sunsource, the "Sellers"), CHATTEM, INC., a Tennessee corporation ("Chattem"), and SIGNAL INVESTMENT & MANAGEMENT CO., a Delaware corporation and wholly-owned subsidiary of Chattem ("Signal") (Chattem and Signal being referred to herein together as the "Purchasers"), under the following circumstances:

    Mindbody owns and/or utilizes the trademarks SUNSOURCE, REJUVEX, MELATONEX, ECHINEX, PROPALMEX, GARLIQUE and BACKJOY (the "Trademarks") and certain raw materials used in the production of products bearing the Trademarks, has a homeopathic line of products and certain other products in various stages of development. Sunsource owns certain finished goods and markets and sells certain dietary supplements under the Trademarks (the business of Mindbody and Sunsource being referred to collectively as the "Business"). Sellers desire to sell, and Purchasers desire to purchase, all of Sellers' right, title and interest in and to the Business and the Trademarks, subject to and in accordance with the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree:

                                   ARTICLE I

                               PURCHASE AND SALE

    1.1 AGREEMENT TO SELL. At the Closing, which shall occur on the Closing Date (both terms as defined in Section 7.1 hereof), and in accordance with the terms and conditions of this Agreement, the Sellers shall sell, convey, assign and deliver to the Purchasers, all right, title and interest of the Sellers in and to the Business and the Trademarks (the "Acquired Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 2.5 hereof) and, with respect to BACKJOY, as described in
Section 2.5.

    1.2 ACQUIRED ASSETS. The Acquired Assets shall include without limitation the following assets, properties and rights of the Sellers, except as otherwise expressly set forth in this Article I:


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    (a) all inventories relating to the Business, including raw materials, goods in process, finished goods, packaging, supplies and labels (the "Inventory");

    (b) all accounts and accounts receivables related to the Business but not more than $2,200,000 in value;

    (c) all market research, customer information telephone numbers (to the extent transferable), promotional data, and advertising and display materials, including a trade show booth, related to the Business;

    (d) all technologies, analytical methods, product formulations, data bases, operating manuals, trade secrets, know-how, raw material specifications, product specifications and other intellectual property related to the Business;

    (e) all information, files, records, data, plans, contracts and recorded information, including customer and supplier lists related to the Business, Acquired Assets or Trademarks;

    (f) to the extent transferable, all rights under any written or oral contract, agreement, plan, instrument, registration, license or other permit or approval of any nature associated with the Business; and

    (g) all rights of the Sellers to the Trademarks and the goodwill associated with the Trademarks.

    Any property or asset of the Sellers otherwise constituting an Acquired Asset and any contract, lease or other instrument, document or agreement to be assigned or otherwise transferred to the Purchasers hereunder, the assignment or other transfer, or the attempted assignment or other transfer of which would be invalid or ineffective or would constitute a breach or default of an agreement or commitment to which either of the Sellers is a party or is bound, unless the consent or approval of another person or entity to such assignment or other transfer shall have first been obtained, shall not be assigned or otherwise transferred under this Agreement, and the provisions of this Agreement shall not constitute an attempt to assign or transfer, unless and until such consents shall have been obtained, provided that until such approvals or consents have been obtained, such property, asset, contract, lease or other instrument, document or agreement, or the net proceeds thereof, shall be held and/or received by the Sellers for the benefit and account of the Purchasers. Notwithstanding the failure of Purchasers to assume the Sellers' liabilities and obligations under such circumstances, the Purchasers shall, on behalf of the Sellers, make payments to the other parties to any such agreement, lease, order or commitment pursuant to the terms thereof to the extent the Purchasers enjoy

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the benefits (including the benefits of possession or use) provided thereunder.

    1.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the Acquired Assets shall not include any of the following (the "Excluded Assets"):

    (a) cash on hand or in bank accounts and all cash equivalents;

    (b) the rights to any of the Sellers' claims for any federal, state, local or foreign tax refunds;

    (c) all insurance policies of the Sellers pertaining to the Business and all rights of the Sellers under or arising out of such insurance policies;

    (d) the rights of the Sellers under this Agreement or any instruments delivered to the Sellers by the Purchasers pursuant to this Agreement; or

    (e) any and all other assets, properties or rights of the Sellers other than the Acquired Assets, including without limitation stock records, corporate documents and minutes, and Equigin and "stress" products.

    1.4 AGREEMENT TO PURCHASE. At the Closing, in accordance with the terms and conditions of this Agreement, Purchasers shall purchase the Acquired Assets from Sellers for the Purchase Price (as defined in Section 1.5 hereof).

    1.5  PURCHASE PRICE.

    (a) At the Closing, the Purchasers shall pay or deliver to the Sellers or their designees ("Closing Payment"); (i) $25,900,000, less the amount of the down payment held pursuant to Section 1.5(i) hereof, in immediately available funds, subject to adjustment on the basis of the calculation of inventory value as of the Closing Date in accordance with Section 1.6 hereof;

    (ii) an amount not to exceed $2,200,000, payable in immediately available funds, equal to the accounts and accounts receivable of the Business as of the Closing Date, which amount shall be set forth in a schedule furnished to the Purchasers at the Closing together with the aging of such accounts; and

    (iii) 300,000 shares of the voting common stock of Chattem ("Chattem
Shares").

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    (b) If Net Sales (as defined below) of the Business are within any of the levels set forth on Schedule 1.5(b) (the "Sales Levels") (as such levels shall be adjusted pursuant to Section 1.5(f)) during any of the first six consecutive 12 month periods beginning on the first day of the month following the Closing Date and ending on the last day of the immediately preceding month of the next year (each an "Annual Period"), then the Purchasers shall make the additional payments ("Additional Payments") to Mindbody or its designees set forth on
Schedule 1.5(b). Notwithstanding anything herein or on Schedule 1.5(b) to the contrary, there may be only one Additional Payment for any Annual Period and, except as provided in the following sentence, the total amount of Additional Payments that may be paid to Mindbody or its designees for all six Annual Periods shall not exceed $12,600,000 in the aggregate. If, during the first four Annual Periods, Mindbody or its designees have received $9,450,000 or more in Additional Payments, then Mindbody or its designees may receive in the aggregate a total of $15,750,000 for all six Annual Periods.

    (c) The Closing Payment together with any Additional Payments hereunder shall be referred to as the "Purchase Price." All payments of the Purchase Price (other than the Chattem Shares) shall be paid to Sunsource and/or Mindbody, as the case may be, by the Purchasers by wire transfer of immediately available funds to such bank account as the Sellers may designate.

    (d) The Purchasers shall keep true and accurate records of their Net Sales for the Annual Periods for which Additional Payments may become due to Mindbody pursuant to Section 1.5(b) hereof. Within 60 days after the end of each Annual Period, the Purchasers shall deliver a statement setting forth a calculation of the amount of Net Sales for the Annual Period and whether an Additional Payment is due to Mindbody with respect to the Annual Period, certified as true and correct by the Chief Financial Officer of Chattem (the "Annual Statement"). If such Annual Statement indicates that an Additional Payment is due, then such Annual Statement shall be accompanied or preceded by the Additional Payment. The Sellers or their representatives shall have the right to inspect such books and records of the Purchasers, at Purchasers' principal office, upon reasonable notice and at a mutually convenient time, as the Sellers may reasonably require in order to verify the accuracy of any such Annual Statement. In addition to the foregoing, Purchasers shall submit to Mindbody, within 60 days following the end of each consecutive period of 90 days during each Annual Period (excluding, however, the last consecutive period of 90 days during each Annual Period) an interim statement (the "Interim Statement") setting forth a calculation of the amount of Net Sales for such period of 90 days (or the then Annual Period to date, whichever is greater) and which annualizes such Net Sales for the entire Annual Period by dividing the Net Sales for the Annual Period to date by the number of days elapsed

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and multiplying the result of 365) (the "Annualized Net Sales"). The Interim
Statement shall be certified as true and correct by the Chief Financial Officer of Chattem. If the Interim Statement reflects Annualized Net Sales at a Sales Level that would require the Purchasers to make an Additional Payment in accordance with Section 1.5 hereof and Schedule 1.5(b) attached hereto (as may be adjusted pursuant to Section 1.5(f) hereof), then such Interim Statement shall be accompanied by an Additional Payment of $525,000 (the "Interim Payment"). The Interim Payment shall be placed in an interest bearing escrow account at a financial institution mutually agreeable to the Sellers and the Purchasers and shall be applied to the Additional Payment which becomes due at the end of the Annual Period. If Net Sales reflected on one or more Interim Statements exceed the Sales Level for which an Additional Payment is required pursuant to Section 1.5(b) hereof and Schedule 1.5(b) (as adjusted pursuant to Section 1.5(f)), then the escrow agent shall release the Interim Payments to Mindbody in full or partial payment of the Additional Payment for such Annual Period or, if no Additional Payment is due for such Annual Period, the Interim Payment shall be delivered to the Purchasers.

    (e) For purposes of this Agreement, "Net Sales" shall mean gross sales of the Purchasers and all of their affiliates from the Business based on net invoice prices, less any and all product returns, credits and cash discounts, but not including any promotional payments, including, without limitation, coop advertising, coupons and slotting allowances. Net Sales shall include all sales of Garlique, Rejuvex, Melatonex, Echinex, Propalmex, all homeopathic tablets and cremes and Backjoy (the foregoing being called "Original Products"), and any other dietary supplement or homeopathic products sold by Chattem or any of its affiliates whether or not sold under the "Sunsource" trademark (excluding any product already developed and sold in the marketplace by a third party, unaffiliated with Chattem or its affiliates, which is purchased by Chattem or any of its affiliates after the Closing Date, but only if such product is not sold under the "Sunsource" trademark.)

    (f) In the event that the Purchasers shall, prior to the expiration of six Annual Periods or the payment of Additional Payments equal to $12,600,000 in the aggregate (or $15,750,000 in the aggregate, if applicable in accordance with the terms of the last sentence of Section 1.5(b)), sell any product (including the Original Products or any dietary supplement or homeopathic product developed and publicly launched after the Closing Date (the "Products")) to a third party, or shall discontinue the sale of any Product (discontinuance to mean the cessation of sales of the Product not due to regulatory or governmental mandated reasons (unless such mandate is caused by a claim made by the Purchasers that is beyond the claims made by the Sellers with regard to such Products) (a "Product Discontinuance")), then the Sales Levels referred to in Section

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1.5(b) hereof and Schedule 1.5(b) (i.e., $25,000,000 through $40,000,000 and above) shall be permanently reduced for the Annual Period in which the sale or Product Discontinuance occurs (and the Net Sales of the Product sold or discontinued in the year in which such sale or Product Discontinuance takes place shall be excluded from the calculation of Net Sales) and for all subsequent Annual Periods to reflect the sale of such Product or the Product Discontinuance by multiplying the Sales Levels by a fraction, the numerator of which shall be the Net Sales of the Product sold or discontinued for the period of 12 months prior to such sale or Product Discontinuance and the denominator of which shall be the Net Sales of all Products during the preceding 12 months (including the Product sold or discontinued). The amount of the Additional Payment shall not be similarly reduced. By way of example, if a Product with Net Sales of $6,000,000 during the 12 months preceding the sale or Product Discontinuance (and $2,000,000 of Net Sales through March 31 of the current year) were sold, and Net Sales during such time period were $32,000,000 for all Products, then the Sales Levels would be reduced by a percentage obtained by multiplying each Sales Level by a fraction of $6,000,000 over $32,000,000 or 18.75%, and the Net Sales for the current year would be reduced by $2,000,000. Thus, the $35,000,000 Sales Level would be reduced from $35,000,000 by $6,562,500 to $28,437,500, the $30,000,000 Sales
Level from $30,000,000 by $5,625,000 to $24,375,000, etc., and the Net Sales
would be reduced from $32,000,000 to $30,000,000. By way of further example, if the Net Sales, as adjusted, for the Annual Period in which the Product was sold or discontinued were $28,000,000 and no other Products were sold or discontinued, the Additional Payment for such Annual Period would be $3,150,000.

    (g) In the event that, prior to the earlier of the expiration of six Annual Periods or the payment of Additional Payments equal to $12,600,000 in the aggregate (or $15,750,000 in the aggregate, if applicable in accordance with the terms of the last sentence of Section 1.5(b)), Purchasers shall decide to sell any Product, the Purchasers shall first give written notice thereof to the Sellers and obtain the consent of the Sellers to such sale, which consent shall not be unreasonably withheld and shall be based on the creditworthiness and business reputation of the buyer, and the

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buyer shall expressly agree to provide the Purchasers with timely information regarding Net Sales for the Product sold to the buyer. If such sale is consented to by the Sellers, then, notwithstanding the sale of such Product, the Purchasers shall continue to include Net Sales of such Product in the calculation of Net Sales, the determination of the appropriate Sales Level and the payment of Additional Payments for purposes of this Section 1.5. If the Purchasers shall decide to sell the entire Business, then the Purchasers shall first give written notice thereof to the Sellers and obtain the consent of the Sellers to such sale, which consent shall not be unreasonably withheld and shall be based on the creditworthiness and business reputation of the buyer, and the buyer shall expressly assume the obligation to pay the Additional Payments on the same terms and conditions as set forth herein and, if the Sellers consent to such sale, the Purchasers shall be relieved from any and all such liability with respect to future payments of the Additional Payment. If the Sellers shall have consented to the sale of a Product or the entire Business as provided in this Section 1.5(g), then there shall be no reduction in the Sales Level as provided by Section 1.5(f) above.

    (h) Chattem shall register the Chattem Shares for sale on behalf of Mindbody or its designees by preparing and filing a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") not later than ten business days following the Closing Date. Chattem shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and to continue the effectiveness of such registration statement for 24 months after the Closing Date. Not later than three (3) days prior to the Closing Date, Purchasers shall furnish to Sellers copies of the Registration Statement which Chattem proposes to file with the SEC and Mindbody or its designees shall furnish the Purchasers with all information required by the holders of the Chattem Shares to be included in the Registration Statement. Chattem shall also furnish Mindbody with copies of all filings with the SEC relating to such Registration Statement. If, for any reason, Chattem is unable to register the Chattem Shares within 90 days after the Closing Date, the Purchasers shall pay to Mindbody or its designees within three (3) business days after demand from Mindbody and its designees, an amount equal to the difference in the value of the Chattem Shares at the 90th day following the Closing Date and the highest value at any date between such 90th day after the Closing Date and the date the Chattem Shares are registered with the SEC. For purposes of this Section, the value of the Chattem Shares shall be the average of the closing price as reported in The Wall Street Journal of the Chattem stock on the five business days preceding the date of such valuation. At the option of Purchasers, they may elect to compensate Mindbody or its designees under this Section 1.5(h) in the form of additional Chattem stock.

    (i) Simultaneously with the execution hereof, Purchasers shall deposit with the Sellers' counsel, Rivkin, Radler & Kremer (the "Escrow Agent") the sum of $1,000,000, which shall constitute a downpayment by the Purchasers against the Purchase Price payable by the Purchasers at the Closing. The downpayment shall be held in an escrow account and disbursed pursuant to the terms of the Escrow Agreement annexed hereto as Exhibit A.

    1.6  INVENTORY ADJUSTMENT.

    (a) On or prior to the Closing Date, the Sellers and the Purchasers shall jointly conduct a physical count of the Inventory as of the Closing Date and the Purchasers shall make or

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cause to be made a calculation of the Inventory value as of the Closing Date on a basis consistent with generally accepted accounting principles in accordance with the Sellers' historical costs as set forth on Schedule 1.6 attached hereto (the "Calculation"). Any Inventory that exceeds a 12 month supply (as measured on the basis of sales for the 12 month period preceding the Closing Date), to the extent of such excess, or otherwise fails to satisfy the representations of Section 2.6 with respect to Inventory shall not be included in the Calculation. The Purchasers shall also provide Sellers with copies of the Calculation and all work papers associated therewith at or prior to the Closing Date. The Purchasers may not assert a claim for a breach of the representations and warranties of Section 2.6 hereof with respect to any Inventory that is not included in the Calculation.

    (b) If the Calculation reflects an Inventory value that is either less than or in excess of $4,300,000 (plus or minus $50,000), the Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, by the amount of such difference, and the Purchasers will pay the amount of any such increase to the Sellers or the Sellers will pay the amount of any such decrease to the Purchasers, in immediately available funds, within five business days after the final determination of the Inventory value.

    1.7 DISPUTE RESOLUTION. If the Sellers disagree with all or any part of the Calculation or any Interim Statement or the Annual Statement, the Sellers shall have the right to notify Purchasers in writing of such disagreement and their reasons for so disagreeing, in which case the Sellers and the Purchasers shall attempt to resolve the disagreement. If within 30 days after the delivery of the Calculation, the Interim Statement or the Annual Statement and all work papers associated therewith to the Sellers, the Sellers and the Purchasers are unable to resolve the differences, if any, arising as a result of the Calculation, the Interim Statement or Annual Statement, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation, the Interim Statement or the Annual Statement to a mutually agreed upon independent "Big Six" accounting firm (the "Accountants") for a binding and nonappealable determination to be rendered within 30 days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by the Sellers and the Purchasers equally.

    1.8 ASSUMED LIABILITIES. At the Closing, the Purchasers shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of the Sellers specifically identified on Schedule 1.8 attached hereto. Notwithstanding the foregoing, the Purchasers do not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach of the Sellers of any provision of any

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such agreement, contract, commitment or lease referred to in this Section 1.8.

    1.9 LIABILITIES NOT ASSUMED. Except as expressly provided in Section 1.8 or Schedule 1.8 attached hereto, it is understood and agreed that the Purchasers do not assume or agree hereunder to pay, perform or discharge, and the Sellers shall pay, discharge and hold the Purchasers harmless from, any debt, obligation, tax or liability, known or unknown, contingent or otherwise, of the Sellers of any kind or nature whatsoever. Without limiting the foregoing, except as expressly provided in Section 1.8 or Schedule 1.8, in no event shall the Purchasers assume or incur any liability or obligation in respect of any of the following:

    (a) payables and liabilities for materials and services owed by the Sellers with respect to the Business arising on or prior to the Closing Date;

    (b) product returns, except as provided in Section 4.7 hereof;

    (c) liabilities for shortages or damages in product shipped to third parties on or prior to the Closing Date;

    (d) any product liability, breach of warranty, or similar claim for injury to person or property regardless of when asserted, which resulted from the use of product inventory manufactured by or on behalf of the Sellers and shipped to a third party on or prior to the Closing Date;

    (e) any federal, state or local income or other tax payable with respect to any business, assets, properties or operation of the Sellers or any member of any affiliated group of which the Sellers are a member for any period prior to the Closing Date, or incident to or arising as a consequence of the negotiations or consummation by the Sellers of this Agreement and the transactions contemplated hereby;

    (f) any liability or obligation with respect to periods prior to the Closing Date under any law, ordinance or governmental or regulatory rule or regulation, whether federal, state or local, to which the Sellers' business operations, assets or properties is subject, including any environmental laws or regulations; or

    (g) any liability or obligation with respect to periods prior to, or as a result of, the Closing to any employees, agents or independent contractors of the Sellers, whether or not employed by the Purchasers after the Closing, or under benefit arrangement of the Sellers with respect thereto.

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    1.10  ALLOCATION OF PURCHASE PRICE.  The Sellers and the Purchasers agree that the Purchase Price shall be allocated as set forth on Schedule 1.10 attached hereto. The parties agree to report this transaction and the allocations for income tax purposes in a manner consistent with this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

    The Sellers represent and warrant to the Purchasers as follows:

    2.1 CORPORATE EXISTENCE. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted.

    2.2 AUTHORITY. Each Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein. All actions on the part of the Sellers necessary to approve the transactions contemplated by this Agreement have been duly taken as required by applicable law.

    2.3 ENFORCEABLE OBLIGATION. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Sellers in accordance with the provisions hereof will have been by the Closing Date, duly executed and delivered by the Sellers and constitute the valid and binding agreements of each Seller enforceable in accordance with their respective terms, except that (i) enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

    2.4 ABSENCE OF VIOLATION OR CONFLICTS. Except as set forth on Schedule 2.4, the execution, delivery and performance of the transactions contemplated by this Agreement by the Sellers does not and will not violate, conflict with or result in the breach of any term, condition or provision of (a) any existing law, ordinance, or governmental rule or regulation to which the Sellers or the Business is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Sellers or the Business, (c) the certificate of incorporation or by-laws of the Sellers or (d) any mortgage, indenture, or other instrument, document or understanding, oral or written, to which either Seller is a party, by which any of the

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Acquired Assets may be bound or affected, and which would create a lien, claim or encumbrance on the Acquired Assets as a result thereof. Except as set forth on Schedule 2.4, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or third party is required in connection with the execution, delivery or performance of this Agreement by the Sellers, except such authorization, approval or consent that will be obtained prior to the Closing Date or where the failure to do so would not have a material adverse effect on the Business.

    2.5 TITLE TO ACQUIRED ASSETS. The Sellers have good, valid and marketable title to the Acquired Assets or in the case of BACKJOY, a license to utilize such product, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for existing liens and encumbrances disclosed in Schedule 2.5 attached hereto which will be satisfied at or prior to Closing ("Permitted Liens") or, with respect to BACKJOY, rights retained by the licensor thereof described on Schedule 2.9.

    2.6 INVENTORY. Except as set forth in Schedule 2.6, the Inventory consists of items which are of a quality and quantity usable or salable in the ordinary course of the Business. To the best of the Sellers' knowledge, the Inventory has been manufactured in accordance with good manufacturing practices, as defined by the United States Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"). The Inventory and the advertising claims with respect thereto comply in all material respects with all of the regulations of the Dietary Supplement, Health and Education Act ("DSHEA"). To the best of the Sellers' knowledge, none of the finished goods Inventory is adulterated or misbranded within the meaning of the FDA Act, or the rules and regulations promulgated thereunder.

    2.7 FINANCIAL STATEMENTS. The Sellers have furnished to the Purchasers a combined audited financial statement for the 1995 fiscal year and unaudited combined financial statements, including a balance sheet, statements of income and retained earnings, for the 1996 fiscal year and unaudited Statements of Sales, Gross Profit and Advertising Cost Analysis for the last three complete fiscal years ended December 31, 1996 and interim financial statements for the period ended March 31, 1997 and the comparable period of the prior year, a copy of which is attached hereto as Schedule 2.7 ("Financial Statements"). The Financial Statements are true and correct, fairly present the financial condition, assets and liabilities and results of operations of the Sellers for the fiscal periods reflected thereon in conformity with generally accepted accounting principles applied on a consistent basis. The books, records and accounts of the Sellers maintained with respect to the Business accurately and fairly reflect the transactions and the assets and liabilities with respect to the Business and are in

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accordance with generally accepted accounting principles consistently applied with prior periods.

    2.8 TRADEMARKS. Schedule 2.8 lists all of the Trademark registrations and Trademark applications by the Sellers that are used, directly or indirectly, in connection with the Business. There are no Trademark registrations, Trademark applications or common law trademark rights which are used in the Business that are not set forth on Schedule 2.8. Mindbody is the owner of the Trademark registrations and Trademark applications set forth on Schedule 2.8 together with the goodwill of the Business symbolized thereby; the Trademark registrations and applications therefor set forth on such Schedule 2.8 are valid and in good standing; the Sellers have not granted to any other firm, corporation, association or person the right to use any of the Trademarks reflected on Schedule 2.8 and, to the Sellers' knowledge, no other firm, corporation, association, or person has a right to use any of the Trademarks reflected on Schedule 2.8; no notice has been received by the Sellers claiming that any Trademark identified on Schedule
2.8 is invalid or infringes upon the rights of any other persons, and the Sellers have no knowledge of the basis for any such claim with respect to any registered or common law trademarks; and, except as set forth on Schedule 2.8, none of the Trademarks identified on Schedule 2.8 is currently licensed to or by the Sellers.

    2.9 INTELLECTUAL PROPERTY. Except as provided on Schedule 2.9, all of the technology, inventions, processes, know-how, formulae, trade secrets, patents and copyrights (collectively, the "Intellectual Property"), which are used by the Sellers in the operation of the Business are owned by Mindbody or (other than patents, trade secrets and copyrights) are part of the public domain. Except as provided on Schedule 2.9, none of the Intellectual Property is subject to any license, royalty or other contractual obligation restricting the Sellers' use thereof or entitling others to use of the same or in any way obligating the Sellers to make payments to others. To the best of the Sellers' knowledge, the Sellers' use of the Intellectual Property does not infringe upon or conflict with any patent, copyright or trade secret of any third party. Except as provided on Schedule 2.9, no present or former employee of the Sellers and no other person owns or has any proprietary, financial or other interest, direct or indirect, in the Intellectual Property. With respect to certain formulae used in the Business, the Sellers and the Purchasers acknowledge that the Sellers do not have ownership or proprietary rights in such formulae, but that the combination of active ingredients in such formulae were created and are owned by the Sellers. The Sellers currently utilize and, after the Closing, the Purchasers will be able to utilize the combination of active ingredients in the production of the products used in the Business either at the current contract manufacturers or at other contract manufacturers. The Purchasers shall have no liability, and the

Sellers will defend, indemnify and hold harmless the Purchasers from and against any claim by a contract manufacturer or other party seeking to restrict or limit the Purchasers' use of the combination of active ingredients in the production of products used in the Business.

    2.10 ACCOUNTS RECEIVABLE. The accounts receivable of the Sellers as of March 31, 1997 and aging with respect to such receivables are set forth on
Schedule 2.10 attached hereto. The Sellers shall deliver to the Purchasers at the Closing an updated Schedule 2.10, which shall set forth the accounts receivable as of the Closing Date and aging with respect thereto. All such accounts receivable are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods and other business transactions in the ordinary course of business consistent with past practices; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full amount reflected on Schedule 2.10.

    2.11 LITIGATION. Except as set forth on Schedule 2.11, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of the Sellers, threatened against the Sellers or in respect of any of the transactions contemplated hereby or which relates in any way to the Acquired Assets, the Trademarks or the Business. The Sellers have not had any material product liability claims at any time during the past three years.

    2.12 COMPLIANCE WITH LAW; AUTHORIZATIONS. The Sellers are in compliance with and are not in violation of any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business is subject, the violation of which could have a material, adverse effect on the Business. The Sellers own, hold, possess or lawfully use in the operation of the Acquired Assets and the Business all franchises, licenses, permits, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the Business, the failure of the Sellers to so own, hold, possess or use could have a material, adverse effect on the Business. No proceeding is pending or, to the knowledge of Sellers, threatened to revoke or limit any such Authorization. The Sellers are not in default, nor has either received any notice of any claim of default, with respect to any such Authorization. Except as set forth on Schedule 2.12, all such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of Sellers or any affiliates of the Sellers, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Sellers own, possess or use in the operation of the Business as now or previously conducted.

    2.13 MATERIAL CONTRACTS. All of the contracts, commitments or other binding obligations of the Sellers that are material to the Business are described on Schedule 2.13 attached hereto, including all contracts relating to the purchase, sale and marketing of products of the Business. Each such contract is in full force and effect and there exists no event of default thereunder on the part of the Sellers and, to the Sellers' knowledge, the other party or parties to any such contract. The Sellers have not violated any of the terms and conditions of any such contract and, to the knowledge of the Sellers, all of the covenants to be performed by the other party thereto have been fully performed. The sales agency agreements identified on Schedule 2.13 are terminable by the Sellers and after the Closing will be terminable by the Purchasers without penalty or liability for terminating such agreements upon 30 days written notice to the agent. Based on the foregoing sentence, the Purchasers agree to pay commissions in accordance with such sales agency agreements for all sales arising after the Closing Date.

    2.14 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 2.14, no shareholder, director, officer or employee of the Sellers, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during each of the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with the Sellers.

    2.15 CUSTOMERS. Schedule 2.15 identifies the top 50 customers of the Business by gross sales for each such customer for each of the past two years. Except as set forth on such Schedule 2.15, the Sellers have not been informed by or become aware that any current customer of the Business that was among its largest 25 customers as measured by sales during the past three calendar years intends to purchase products of the Business on terms materially less favorable than those currently in effect.

    2.16 PRODUCT PRICING. Schedule 2.16 sets forth the price matrix by product, customer and quantity for the products included in the Business as in effect since January 1, 1996. Except as set forth on Schedules 1.8 and 2.16, the Sellers have not offered or sold any such products at prices different than the prices in effect as of the date specified above. Except as set forth on Schedule 2.16, the Sellers have no special agreements or understandings regarding the Business with respect to promotional payments for services, cooperative advertising or other promotional discounts, free goods, extended dating, warehouse allowance or product returns.

    2.17 CONDITIONS AFFECTING THE SELLERS. There is no fact, development or, to the Sellers' knowledge, threatened development with respect to the products, customers, facilities, vendors, suppliers, operations or assets of the Business which are known to the Sellers which would materially adversely affect the business, operations or prospects of the Sellers considered as a whole, other than such conditions as may affect as a whole the economy generally. This representation and warranty shall be made only as of the date of this Agreement and is not subject to the provisions of Section 7.2(a).

    2.18 INVESTMENT. The Sellers and their designees are acquiring the Chattem Shares for their own account for investment, without a view to, or for resale in connection with, the distribution thereof in violation of federal and state securities laws. The Sellers will distribute and resell the Chattem Shares only in compliance with an effective Form S-3 registration statement or otherwise in compliance with other federal and state securities laws.

    2.19 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Sellers in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to the Purchasers pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                                  ARTICLE III

                   PURCHASERS' REPRESENTATIONS AND WARRANTIES

    The Purchasers hereby represent and warrant to the Sellers as follows:

    3.1 ORGANIZATION. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own its properties and carry on its business as presently being conducted and as contemplated by this Agreement.

    3.2 AUTHORITY. The Purchasers have full corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein. All actions on the part of the Purchasers necessary to approve the transactions contemplated by this Agreement have been duly taken as required by applicable law. This Agreement has been, and the other agreements, documents and instruments, required to be delivered by the Purchasers in accordance with the provisions hereof will have been by the Closing Date, duly executed by the Purchasers and constitute the valid and binding agreement of the Purchasers, enforceable in accordance with their respective terms, except that (i) enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

    3.3 ABSENCE OF VIOLATION OR CONFLICTS. Except as set forth on Schedule 3.3, the execution, delivery and performance of the transactions contemplated by this Agreement by the Purchasers does not and will not (a) violate, conflict with or result in the breach of any term, condition or provision of (i) any existing law, ordinance or governmental rule or regulation to which the Purchasers are subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchasers (ii) the certificate of incorporation or by-laws of the Purchasers or (iv) any mortgage, indenture, or other instrument, document or understanding, oral or written, to which the Purchasers are a party, or (b) create, or cause the acceleration of the maturity of, any debt, obligation or liability of the Purchasers. Except as set forth on such Schedule 3.3, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Purchasers, except as have been made or obtained, or where the failure to be so made or obtained would not have a material adverse effect on the operation of the Business by the Purchasers after the Closing Date.

    3.4 LITIGATION. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of Purchasers, threatened against Purchasers or the transactions contemplated by this Agreement, nor do Purchasers know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the Purchasers or the transactions contemplated hereby.

    3.5 CHATTEM SHARES. The Chattem Shares, when issued, shall be duly authorized and validly issued and fully paid and nonassessable.

    3.6 FINANCIAL ABILITY TO PERFORM. The Purchasers have sufficient funds and credit arrangements available as of the date hereof, and will be so available at the Closing, to pay the Purchase Price and all other amounts payable by them and the Chattem Shares issuable by Chattem hereunder at the Closing and thereafter.

    3.7 Registration on Form S-3. On the date hereof, Chattem meets, and on the Closing Date will meet, all requirements necessary for Chattem to file a Registration Statement on Form S-3 with the SEC in order to register the Chattem Shares to be sold by the holders of the Chattem Shares.

                                   ARTICLE IV

                                OTHER AGREEMENTS

    4.1 ADVERTISING SUPPORT. The Purchasers will provide advertising support for the Business, including all New Products (as defined in Section 4.3), during the four year period following the Closing Date based on media as measured by LNA Arbitron reporting service ("Measured Media") at least equal to the amount of the Sellers' Measured Media in 1996 of $13,151,400. In the event that regulatory restrictions are placed on the claims that are currently made with respect to one or more of the products within the Business, then the Purchasers' obligation to provide advertising support shall be reduced proportionately based on sales of such product or products to sales of all of the Business.

    4.2 CONSULTING AND NON-COMPETITION AGREEMENT. The Purchasers and Tina Sohn, a principal of the Sellers, shall enter into a Consulting and Non-Competition Agreement in the form attached hereto as Exhibit C ("Non-Competition Agreement"). The Non-Competition Agreement shall provide, among other things, for Ms. Sohn to perform certain consulting services to the Purchasers and prohibit competing activities for a period of five years, and the payment to Ms. Sohn of $100,000 payable in immediately available funds at the Closing.

    4.3  ROYALTIES ON NEW PRODUCTS.

    (a) Mindbody has certain dietary supplement products that are subject to DSHEA that are in various stages of development and have not been introduced to the market. The Purchasers may develop these products or other dietary supplement products subject to DSHEA regulations for introduction to the market ("New Products"). In the event that the Purchasers plan a public launch of a New Product during the first three years following the Closing Date, then as to such first New Product and all such other New Products launched within 39 months after the Closing Date, the Purchasers shall notify Mindbody of such planned launch not later than 60 days before the public launch and provide Mindbody and its designees with reasonable detail with regard to such New Product, including, without limitation, the Purchaser's strategic plan, which shall include sales, marketing, advertising and production strategies. Mindbody shall have the right to exclude any New Products introduced within such three year period following the public launch of the first New Product, including the first New Product, from the definition of New Products subject to the royalty described below (all New Products which have not been excluded are called the "Royalty Products"). To exclude a New Product from the Royalty Products, Mindbody must confirm the same in writing to the Purchasers within 30 days of the date that the Purchasers notified Mindbody of the planned launch. For all Royalty Products, the Purchasers shall pay to Mindbody or its designees a royalty equal to 14% of the average of Net Sales attributable to all such Royalty Products for a period of seven years beginning on the date of the public launch of the first non-excluded Royalty Product and, if there is only one Royalty Product, then the royalty shall be 7% of the Net Sales of such Royalty Product. The Purchasers shall keep true and accurate records of their Net Sales of the Royalty Products during the royalty period. Within 60 days after each anniversary date of the public launch of the first such Royalty Product, the Purchasers shall deliver a statement setting forth a calculation of the amount of Net Sales for such year, the amount of the royalty and payment of such royalty amount. The statement shall be certified as true and correct by the Chief Financial
Officer of Chattem. Mindbody or its representatives shall have the right to inspect such books and records of the Purchasers, at Purchasers' principal office, upon reasonable notice and at a mutually convenient time, as Mindbody may reasonably require in order to verify the accuracy of such statement. Any dispute with respect to such statements shall be resolved in accordance with the provisions of Section 1.7 hereof.

    (b) In the event that, during the time period that Mindbody is entitled to receive the royalty, the Purchasers shall decide to sell any New Product, then the Purchasers shall first give written notice thereof to the Sellers and obtain the consent of the Sellers to such sale, which consent shall not be unreasonably withheld and shall be based on the creditworthiness and business reputation of the buyer, and the buyer shall expressly agree to provide the Purchasers with timely information regarding Net Sales for the New Product sold to such buyer. The Purchasers shall continue to include Net Sales of such Product in the determination of and the payment of the royalty provided for in this Section 4.3.

    4.4 EMPLOYMENT AGREEMENTS. At the Closing, Chattem and each of Steve Lefkowitz and Lorri Rosenthal, employees of the Sellers, shall enter into an employment agreement (the "Employment Agreement") in the form attached hereto as Exhibit D.

    4.5 INFORMATION RIGHTS. Chattem shall deliver to the Sellers and initial designees (not to exceed five) for a period of five years after the Closing Date copies of all proxy statements, annual reports, quarterly reports and current reports filed with the SEC and any other general written communications which Chattem sends to its shareholders and copies of all registration statements which it files with the SEC, and copies of all press releases and other statements made generally by Chattem to the public concerning material developments in Chattem's business.

    4.6 PACKAGING OF PRODUCTS. For a period of 90 days following the Closing Date, the Sellers and their affiliates will continue to package for the Purchasers the products included in the Business in accordance with the terms set forth on Schedule 4.6. The Purchasers shall have the option, exercisable on or before the Closing Date, to purchase the assets of the Sellers used in packaging the products used in the Business at a price to be agreed to by the Purchasers and Sellers.

    4.7  PRODUCT RETURNS; COUPONS.

    (a) Except as provided below with respect to returns of BACKJOY inventory sold to GNC, the Purchasers shall be responsible for and shall pay, indemnify and hold Sellers harmless from all returns of products up to $240,000, exclusive of returns of BACKJOY (the "Purchasers Returns Limit"). The Sellers shall be responsible for and shall pay, indemnify and hold the Purchasers harmless from all returns of products in excess of the Purchasers Returns Limit. The Sellers shall be responsible for and shall indemnify and hold harmless the Purchasers from all returns of BACKJOY sold to GNC prior to the Closing Date. For product returns in excess of the Purchasers Returns Limit or of BACKJOY inventory sold to GNC, the Purchasers shall accept and process such returns in a manner consistent with the Purchasers' prior practice and pay the Sellers at the Sellers' cost determined in accordance with Schedule 1.6 for such returned products, provided that such returned products are merchantable and saleable in the ordinary course of business by the Purchasers in accordance with their usual practices. The Purchasers shall keep the Sellers informed with reasonable promptness as returns are accepted and processed and shall make all required payments not later than 60 days following the returns.

    (b) The Sellers' outstanding coupon obligations are described on Schedule
4.7. All coupons relating to the Business presented within 30 days following the Closing Date shall be the responsibility of the Sellers and all such coupons presented after such date shall be the responsibility of the Purchasers. The Sellers shall either pay or reimburse the Purchasers for the cost of such coupons upon presentation by the Purchasers of a statement that describes the coupons presented during such 30 day period following the Closing Date.

    4.8 HSR ACT COMPLIANCE. Promptly after the date hereof, the Purchasers and the Sellers shall file any notification required to be filed under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), to consummate the transactions contemplated hereby. The Purchasers and the Sellers shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. The Purchasers and the Sellers shall cooperate with each other in such compliance, and the Purchasers shall pay the statutory filing fees required by the HSR Act. The Purchasers shall advise the Sellers promptly in respect of any understandings, undertakings or agreements (oral or written) that the Purchasers propose to make or enter into with the Federal Trade Commission, the Department of Justice or any other governmental authority. The Purchasers and Sellers shall exercise commercially reasonable efforts to seek early termination of the HSR Act waiting period.

    4.9 PAYMENT OF ACCOUNTS RECEIVABLE. In the event that the Sellers shall receive any instrument or other payment in respect of any account receivable belonging to the Purchasers, the Sellers shall forthwith deliver the same to the Purchasers, endorsed where necessary, without recourse, in favor of the Purchasers. The Sellers agree to give the Purchasers such assistance as the Purchasers may reasonably request in collecting pre-Closing Date receivables. Any accounts receivable that are uncollectible in full within 90 days after billing, and for which the Sellers have indemnified the Purchasers in accordance with Section 5.2 hereof, shall be assigned to the Sellers without recourse.

    4.10  INVENTORY AND PACKAGING.

    (a) The Purchasers shall have the right to use and sell all of the finished goods Inventory and all packaging materials using the Sellers' name or UPC codes until all such Inventory shall have been disposed of by the Purchasers and, unless the Sellers shall have breached the representations and warranties of
Section 2.6, shall indemnify, defend and hold harmless the Sellers from any claim that arises with respect to the use of such packaging with the Sellers' UPC codes.

    (b) It is acknowledged that the Sellers have an amount of inventory of Equigin and stress products that does not exceed $150,000 in value and that such inventory includes the SUNSOURCE trademark in its labeling. The Sellers have also committed to run certain promotions and advertisements through August 1997 that identify such products with the SUNSOURCE trademark. The Purchasers, to the extent of such inventory and such promotions and advertising commitments, license the Sellers to use the SUNSOURCE trademark in the sale of such existing inventory and utilize such promotions and advertising for the shorter of six months or until all such inventory is sold or such promotions are completed, but only if the Sellers exercise their best efforts to keep such products and promotions from being diverted to the dietary supplement business. The Sellers shall indemnify, defend and hold harmless the Purchasers from any claims with respect to such inventory and promotions and advertising.

    (c) The Sellers shall, until receipt of shipping instructions from the Purchasers, warehouse all Inventory at no additional charge to the Purchasers. The Purchasers shall issue shipping instructions as reasonably necessary to service the Business and the Sellers' obligation to provide such warehousing shall terminate when the Sellers' manufacturing obligation pursuant to Section 4.6 terminates. All risk of loss with respect to such Inventory shall pass to Purchasers on the Closing Date. The Sellers shall have no obligation to insure such Inventory, any such insurance to be the sole responsibility and at the sole cost and expense of Purchasers. All shipping of finished goods inventory shall be at the sole cost and risk of Purchasers on carriers selected by Purchasers and Sellers shall have no liability or obligation with respect thereto.

    4.11 EXCLUSIVE DEALING. From the date of this Agreement until the Closing Date or the earlier termination hereof, the Sellers shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide information to, anyone other than the Purchasers concerning any purchase of the Business or any merger, sale of substantial assets or similar transaction involving the Sellers; provided, however, that the provisions of this Section 4.11 shall not apply after June 15, 1997 if the Closing shall not have occurred by such date.

    4.12 CONFIDENTIALITY. From and following the Closing Date, the Sellers and their designees shall treat and hold, and cause its counsel, accountants and advisers to treat and hold, as such all Confidential Information (as defined below), refrain from using any of the Confidential Information except in connection with this Agreement or except as may be necessary for the completion of income tax returns or in compliance with other applicable laws, regulations, and orders of courts or regulatory authorities. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes of the foregoing paragraph, "Confidential Information" means financial and business information relating exclusively to the Business which is non-public, confidential or proprietary in nature, including, without limitation, information disclosed to the Sellers pursuant to Section 4.3 hereof.

    4.13 NON-COMPETITION. For five years from and after the Closing Date, neither the Sellers nor any of their subsidiaries or affiliates shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise, which is competitive with the Business; provided, however, that the foregoing restriction shall not apply to the Sellers' Equigin, stress products or pet products business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchasers, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 4.13 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. If any of the provisions contained in this Section
4.13 shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein. If the Purchasers are in material default of any of their agreements or covenants under this Agreement, then the non-competition agreement of the Sellers shall be null and of no legal effect until such default shall be cured.

    4.14 FINANCIAL STATEMENTS. The Sellers, at Purchasers' expense, shall provide Purchasers, within 30 days after Purchasers' written request therefor, with such financial statements relating to the Business as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act") in connection with the preparation and filing of any registration statement or periodic report by Purchasers pursuant to the 1933 Act or the 1934 Act, including with limitation unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder.

    4.15 CONTINUING OPERATIONS OF THE BUSINESS. The Sellers covenant and agree that on and after the date of this Agreement and until the Closing each will: operate the Business only in the ordinary and regular course of business; operate the Business in the same manner as heretofore conducted; not institute any new methods of purchase, sale or operation; or not institute any changes in the product pricing from that set forth in Schedule
2.15 hereof or in promotional allowances. The Sellers and the Purchasers shall cooperate with each other and exercise best efforts to maintain at least three months supply of Inventory (as measured on the basis of forecasted sales levels for the next six month period) at all such times up to and including the Closing Date and supply the Purchasers on a weekly basis with written Inventory reports tracking such levels.

    4.16 DISCHARGE OF BUSINESS OBLIGATIONS. From and after the Closing Date, the Sellers shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchasers hereunder), including without limitations any liabilities or obligations to employees, trade creditors and clients of the Business; provided, however, that Sellers shall retain the right to contest any such obligations and liabilities in good faith on a basis consistent with past practices.

    4.17 MAINTENANCE OF BOOKS AND RECORDS. Each of the Sellers and the Purchasers shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party.

    4.18 PUBLIC ANNOUNCEMENTS. The Sellers and the Purchasers will consult with each other before issuing any press releases or otherwise making any public statements or statements to the trade with respect to this Agreement and the transactions contemplated hereby and neither of them shall issue any such press release or make any such public or trade statement prior to such consultations, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

    4.19 INSPECTION. Except as prohibited or limited by law or regulation, the Sellers shall allow the Purchasers and its authorized representatives or designees access after the date hereof with reasonable prior notification during normal business hours, in such a manner as not to unduly disrupt normal business activities, to the Acquired Assets and the Business and furnish the

Purchasers and its representatives with all such information as may be reasonably requested concerning the affairs of the Business.

    4.20 EMPLOYEES. The Purchasers shall assume no liability for any agreements, arrangements, commitments, policies or understandings of any kind relating to employment, compensation or benefits for the present or former employees of the Sellers for all employment prior to and through the Closing Date.

    4.21 EXPENSES. Except as otherwise provided herein, each party hereto shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

    4.22 BROKERS. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, except on the part of the Sellers, PacRim Management Group, the fees of which will be paid or provided for by the Sellers at Closing and for which the Sellers shall indemnify and hold harmless the Purchasers. The Sellers and Purchasers each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense, incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

    4.23 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including action to fully vest in the Purchasers its rights in the Business, the proper officers of the Sellers and the Purchasers shall on the written request of either of them take all such reasonably necessary desirable action.

    4.24 PAYMENT TO PURCHASERS. To induce the Purchasers to assist in the management of the Business prior to the Closing Date, the Sellers shall pay to the Purchasers at the Closing the sum of $75,000; provided, however, it is understood and agreed that the Purchasers shall have no liability for management of the Business.

                                   ARTICLE V

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                                INDEMNIFICATION

    5.1 SURVIVAL. The parties agree that the representations and warranties contained in this Agreement shall survive the Closing and continue to be binding for a period of 18 months.

    5.2 INDEMNIFICATION BY THE SELLERS. The Sellers shall indemnify, hold harmless and defend Purchasers after the Closing Date against and in respect of:

    (a) Any and all damages, losses, expenses, liabilities or deficiencies resulting from any breach of the agreements, covenants, warranties and representations of the Sellers contained herein;

    (b) [Intentionally deleted];

    (c) Any and all liabilities, damages, losses or expenses incurred or paid by the Purchasers as a result of the nonpayment or assessment of taxes with respect to the Acquired Assets or the Business attributable to the period before the Closing Date;

    (d) Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Purchasers as a result of a claim of any kind arising from the operation, business or ownership of the Acquired Assets or the Business by the Sellers prior to the Closing Date (except for those obligations and liabilities of the Sellers that are expressly assumed by the Purchasers pursuant to Section 1.8 hereof); and

    (e) All demands, assessments, judgments, costs (including reasonable legal and other expenses, both at the trial and appellate level) arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

    Notwithstanding the foregoing, the Purchasers shall not be entitled to recover any amount from Sellers pursuant to Section 5.2 above unless and until the aggregate amount which the Purchasers are entitled to recover thereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which event the Purchasers shall be entitled to recover the amount of damages, losses, expenses, liabilities or deficiencies which it has suffered as a result of any such breaches by the Sellers that is in excess of Two Hundred Fifty Thousand Dollars ($250,000). In no event shall, in the absence of fraud or a breach of Section 2.8 relating to ownership of Trademarks, the Purchasers be entitled to recover in excess of $8,000,000 pursuant to this
Section 5.2. Notwithstanding
the foregoing limitations, the Sellers shall indemnify, defend and hold harmless the Purchasers beginning with the first dollar for all indemnifiable claims relating to (i) the last sentence of Section 2.9 hereof, (ii) Section 5.2(d) hereof, (iii) a breach of Section 2.10 relating to uncollectible accounts receivable, (iv) the Zoller and Healthcare Bionatural Products Co. matters disclosed on Schedule 2.11 hereof, (v) product returns in excess of the Purchasers Returns Limit in accordance with Section 4.7 hereof and (vi) the obligations of the Sellers under Section 4.10(b) hereof.

    5.3 INDEMNIFICATION BY PURCHASERS. The Purchasers shall indemnify, hold harmless and defend the Sellers after the Closing Date against and in respect of:

    (a) Any and all damages, losses, expenses or deficiencies resulting from any breach of the agreements, covenants, warranties and representations of the Purchasers contained herein;

    (b) [Intentionally deleted];

    (c) Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Sellers as a result of a claim of any kind arising from the operation, business or ownership of the Acquired Assets or the Business by the Purchasers after the Closing Date;

    (d) Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Sellers as a result of a claim of any kind relating to the liabilities assumed by the Purchasers pursuant to Section 1.8 hereof or the Purchasers Return Limit; and

    (e) All demands, assessments, judgments, costs (including legal and other expenses, both at the trial and appellate level) arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

    Notwithstanding the foregoing, the Sellers shall not be entitled to recover any amount from Purchasers pursuant to Section 5.3 above unless and until the aggregate amount which Sellers are entitled to recover thereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which event Seller shall be entitled to recover the amount of damages, losses, expenses, liabilities or deficiencies which it has suffered as a result of any such breaches by Purchasers that is in excess of Two Hundred Fifty Thousand Dollars ($250,000). In no event shall the Sellers be entitled to recover in excess of $8,000,000 pursuant to this Section 5.3, except with respect to claims for the Additional Payments and royalties on New Products and payments under the Non-Competition Agreement. Notwithstanding the foregoing limitations, the Purchasers shall indemnify, defend and hold harmless the Sellers beginning with the first dollar for all indemnifiable claims relating to (i)
Section 5.3(d) hereof, (ii) the obligations of the Purchasers under Section
4.7 hereof and (iii) the obligations of the Purchasers under Section 4.10(a) hereof.

    5.4  RESOLUTION OF CLAIMS.

    (a) Upon obtaining knowledge thereof, the Sellers or the Purchasers, as the case may be ("Indemnified Party"), shall notify the other party (the "Indemnifying Party") in writing of any damage, claim, loss, liability or expense which the Indemnified Party has determined has given or could give rise to a claim under this Article (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification. If the Indemnifying Party desires to dispute such claim, it shall, within sixty (60) days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such sixty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such claim shall be promptly satisfied.

    (b) With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim ("Third Party Claim"), the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Indemnified Party, at its expense, shall have the right to participate in, but not control, the defense of any such Third Party Claim. So long as the Indemnifying Party is defending in good faith any such Third Party Claim, the Indemnified Party shall not settle or compromise such Third Party Claim. The Indemnifying Party may, in its discretion, settle any Third Party Claim which it is defending, provided that the Indemnifying Party may not enter into any such settlement which involves equitable relief against the Indemnified Party unless the Indemnified Party consents in writing thereto, which consent will not be unreasonably withheld. If requested by the Indemnifying Party, the Indemnified Party agrees, at the cost and expense of the Indemnifying Party (excluding costs and expenses not owed to third parties by the Indemnified Party), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counter-claim against the person asserting the Third Party Claim or any cross-complaint against any person. If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of a Notice of Claim with respect to a Third party Claim that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party claim by all appropriate proceedings.

    5.5 COMPLIANCE WITH BULK SALES LAWS. The Purchasers and the Sellers hereby waive compliance by the Purchasers and the Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sellers shall indemnify the Purchasers from, and hold them harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchasers pursuant to this Agreement.

    5.6 OTHER RIGHTS AND REMEDIES NOT AFFECTED. Subject to the limitations set forth in the last paragraphs of Sections 5.2 and 5.3 hereof, the indemnification rights of the parties under this Article V are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

    5.7  SATISFACTION OF CLAIMS.  Subject to the procedures set forth in
Section 5.4 of this Agreement, the Purchasers may satisfy claims for indemnification under this Article V by (i) offsetting the amount of the claim against the Additional Payments or the Royalty Payments by placing the amount thereof in an escrow account at a financial institution mutually acceptable to the Purchasers and the Sellers pending receipt of a final, nonappealable judgment or a final decision by arbitration pursuant to Section
8.9 hereof, at which time the escrow agent shall deliver the escrowed amount to the Purchasers or the Sellers as directed by the court or arbitration proceeding, or (ii) by pursuing any and all other remedies available to the Purchasers. The Sellers may at their option satisfy any of their indemnification obligations under this Article V by delivery to the Purchasers of unrestricted and unencumbered ownership of the Chattem Shares, or a portion thereof endorsed in blank or with a blank stock power, the value thereof to be determined by the average closing price as reported in The Wall Street Journal on the five business days prior to the date of such payment.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

    6.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase and sale of the Acquired Assets abandoned at any time prior to the Closing:

    (a) by mutual agreement of the Sellers and the Purchasers;

    (b) by the Purchasers if the conditions set forth in Section 7.2 and the deliveries required by Section 7.4 shall not have been complied with and performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Closing Date;

    (c) by the Sellers, if the conditions set forth in Section 7.3 and the deliveries required by Section 7.5 shall not have been complied with and performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Closing Date; or

    (d) if on June 30, 1997 all conditions to the Closing have been satisfied but the Purchasers fail to close, then the Sellers shall have the option exercisable by advance written notice thereof to the Purchasers to extend the period of time for the Closing until July 31, 1997. As consideration for the extension of time for Closing, the Purchasers shall pay to the Sellers at the Closing (should it occur) an amount equal to interest on $25,900,000 less the $1,000,000 down payment at 9% per annum from June 30, 1997 until the Closing Date. Furthermore, if the Closing shall not have occurred on or before July 31, 1997 for any reason whatsoever, other than such party's breach of or failure to perform or comply with any agreement herein or provision hereof to be performed or complied with by such party on or prior to the Closing Date, then either the Purchasers or Sellers may terminate this Agreement.

    6.2 RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated and abandoned as provided in this Article (except for a termination or abandonment pursuant to the mutual written agreement of the parties), the continuing liability of the parties to this Agreement with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement shall not be affected by such termination or abandonment.

                                  ARTICLE VII

                                  THE CLOSING

    7.1 Time, Date and Place of Closing. Subject to the provisions hereof, the deliveries contemplated by this Agreement to be made at the Closing shall be made at the offices of Miller & Martin, 1000 Volunteer Building, Chattanooga, Tennessee 37402, at 10:00 A.M., local time, on or before Thursday, June 5, 1997, or at such later date as requested by either party upon three business days' notice to the other parties (but not later than June 30, 1997 or July 31, 1997, if the Sellers have extended the period of time within which to close pursuant to Section 6.1(d) hereof). The date on which the last of such deliveries occurs is hereinafter referred to as the "Closing Date", and the events comprising such deliveries are hereinafter referred to as the "Closing".

    7.2 CONDITIONS TO OBLIGATIONS OF PURCHASERS. All of the obligations of the Purchasers under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchasers:

    (a) Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, each of the representations and warranties of the Sellers contained herein shall be true in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing
Date and shall be true in all material respects at and as of the Closing Date;

    (b) The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers prior to or at the Closing Date; and

    (c) No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement, or which would interfere with the use of the Acquired Assets or the operation of the Business. If the HSR Act is applicable to the transactions contemplated by this Agreement, all applicable waiting periods thereunder shall have expired or been terminated.

    7.3 CONDITIONS TO OBLIGATIONS OF SELLERS. All of the obligations of the Sellers under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Sellers:

    (a) Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, each of the representations and warranties of the Purchasers contained herein shall be true as of the date when made, shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of the Closing Date;

    (b) The Purchasers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchasers prior to or at the Closing Date;

    (c) No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement. If the HSR Act is applicable to the transactions contemplated by this Agreement, all applicable waiting periods thereunder shall have expired or been terminated; and

    (d) Sellers shall have obtained all third-party consents required by the Purchasers for consummation by it of the transactions contemplated by this Agreement.

    7.4 DELIVERIES BY SELLERS AT THE CLOSING. Delivery by the Sellers of the following at the Closing shall be a condition to the obligation of the Purchasers under this Agreement:

    (a) Evidence that all remaining liens or encumbrances, except for Permitted Liens, of any kind on the Acquired Assets shall have been released and/or a termination statement shall have been delivered or filed as of the Closing Date;

    (b) Counsel for the Sellers shall have delivered to the Purchasers a written opinion, dated the Closing Date, as to the matters set forth in Sections 2.2,
2.3 and 2.4(a), (b) and (c) of this Agreement, in a form reasonably satisfactory to the Purchasers and their counsel;

    (c) The Escrow Agreement, in substantially the form attached hereto as Exhibit A;

    (d) The Trademark Assignment Agreement, in substantially the form attached hereto as Exhibit B, conveying the Trademark;

    (e) The Sellers' bills of sale, in substantially the form of Exhibit C and C-1, conveying all tangible property included in the Acquired Assets;

    (f) The Non-Competition Agreement, in substantially the form attached hereto as Exhibit D, duly executed by Ms. Sohn;

    (g) The Employment Agreements, in substantially the form attached hereto as Exhibits E and E-1, duly executed by Mr. Lefkowitz and Ms. Rosenthal; and

    (h) The Sellers' assignment of all of its right, title and interest in and to the other agreements, contracts and leases set forth in Schedule 1.8 pursuant to the Assignment and Assumption Agreement in the form attached hereto as Exhibit F.

    7.5 DELIVERIES BY PURCHASERS AT THE CLOSING. Delivery by Purchasers of the following at the Closing shall be a condition to the obligation of the Sellers under this Agreement:

    (a) A wire transfer of immediately available federal funds, in the amount of the Closing Payment to an account or accounts designated by Sellers and the payment required under the Non-Competition Agreement to an account designated by Mrs. Sohn;

    (b) Counsel for the Purchasers shall have delivered to the Sellers a written opinion, dated the Closing Date, as to the matters set forth in Sections 3.2 and 3.3(a)(i), (ii) or (iii), in a form reasonably satisfactory to the Sellers and their counsel;

    (c) The Escrow Agreement, in substantially the form attached hereto as Exhibit A;

    (d) A certificate or certificates representing the Chattem Shares;

    (e) The Non-Competition Agreement, in substantially the form attached hereto as Exhibit D, duly executed by Chattem;

    (f) The Employment Agreements, in substantially the form attached hereto as Exhibits E and E-1, duly executed by Chattem; and

    (g) The Assignment and Assumption Agreement relating to the assumed liabilities set forth in Section 1.8 hereof and Schedule 1.8, in substantially the form attached hereto as Exhibit F.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

    8.1 GOOD FAITH; FURTHER ASSURANCES; FURTHER COOPERATION. The parties to this Agreement shall in good faith undertake to perform their obligations under this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by another party hereto in order more effectively to consummate or document the transaction contemplated by this Agreement. Any transfer tax or sales tax resulting from the purchase of the Acquired Assets by the Purchasers from the Sellers shall be paid by the Purchasers.

    8.2 NOTICES. All notices, communications and deliveries under this Agreement shall be made in writing, signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given on the date delivered if delivered in person or on the third (3rd) business day after mailed if mailed certified mail (with postage prepaid), return receipt requested, as follows:

    To Purchasers:

    Signal Investment & Management Co.
    Chattem, Inc.
    1715 West 38th Street
    Chattanooga, TN 37409
    Attention: Robert E. Bosworth

    With a copy to:

    Miller & Martin
    1000 Volunteer Building
    832 Georgia Avenue
    Chattanooga, TN 37402
    Attention: A. Alexander Taylor, II, Esq.

    To Sellers:

    Sunsource International, Inc./Mindbody, Inc.
    535 Lipoa Parkway, Suite 110
    Kihei, Maui, Hawaii
    Attention: Mrs. Tina Sohn, President

    With a copy to:

    Rivkin Radler & Kremer
    EAB Plaza
    Uniondale, New York 11556
    Attention: Jill Rosen Nikoloff, Esq.

or to such other representative or to such other address as the parties hereto may furnish to the other parties in writing. If notice is given pursuant to this section of a permitted successor or assign of a party of this Agreement, then notice shall be given as set forth above to such successor or assign of such party.

    8.3 SUCCESSORS; ASSIGNMENT. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, except with the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

    8.4 CAPTIONS; DEFINITIONS. The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement.

    8.5  CONTROLLING LAW; AMENDMENT; WAIVER.

    (a) This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

    (b) This Agreement may not be altered or amended except in writing signed by the Purchasers and the Sellers.

    (c) The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement or covenant herein contained.

    8.6 ENTIRE AGREEMENT. This Agreement and the attached schedules and exhibits constitute the entire agreement among the parties hereto with respect to the transactions contemplated and supersedes all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect thereto.

    8.7 NO PRESUMPTION. Neither this Agreement nor any other agreement between the parties nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other agreements between the parties have been reviewed by the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

    8.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

    8.9  ARBITRATION.

    (a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, Atlanta, Georgia and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall include appropriate copies of all documents on which the claims are based and a list of all persons who the party seeking arbitration will call as witnesses with respect to such claims. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by this Agreement or the applicable statutes of limitations. This Agreement to arbitrate may be specifically enforced by a court of competent jurisdiction under the applicable law of the State of Georgia pertaining to arbitrations. The arbitration shall be conducted by a panel of three arbitrators at the Atlanta, Georgia office of the American Arbitration Association. The rules of the American Arbitration Association concerning commercial disputes shall be applicable to any such arbitration proceeding except as they may be modified by the terms of this Agreement.

    (b) The Purchasers and the Sellers shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. If a party fails to select an arbitrator, then the party who has selected an arbitrator shall select a second arbitrator and the two arbitrators so selected shall act. If the two arbitrators selected by the parties cannot agree on a third arbitrator, the third arbitrator shall be chosen by the president of the American Arbitration Association, or his or her delegate.

    (c) The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted. The fees of the arbitrators shall be borne one-half by the Purchasers and one-half by the Sellers.

    (d) The provisions of the Federal Rules of Civil Procedure relating to the right of discovery in civil actions shall be applicable to such arbitration proceedings except as modified by the terms of this Agreement. Within thirty (30) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be taken and any other discovery action sought in the arbitration proceedings. After a hearing, the arbitrators in an interim award shall fix the scope and content of each party's discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change such interim award fixing the discovery plans of the parties upon application by either party, if good cause appears for doing so.

    (e) Counsel to the Purchasers and the Sellers and in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this Section or in any other proceeding (collectively, "Proceedings"). The Purchasers and the Sellers, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

    8.10 CONSENT TO COLLATERAL ASSIGNMENT. The Sellers hereby acknowledge that pursuant to the Security Agreement dated as of April 29, 1996 by and among Chattem, the domestic subsidiaries of Chattem and NationsBank, N.A., in its capacity as agent (together with its successors and assigns, the "Agent") (the "Security Agreement"), or any successor Security Agreement with the Purchasers' current or future lender(s), Chattem has assigned or may assign its right, title and interest under this Agreement as security for the financing provided to Chattem by the Agent and the Lenders (as hereinafter defined) pursuant to the terms of two separate Credit Agreements by and among Chattem, Chattem's domestic subsidiaries, as guarantors, the Agent and the other lenders referred to therein (the "Lenders") (the "Credit Agreements"). Notwithstanding any other provisions contained in this Agreement, the Sellers consent to the collateral assignment of this Agreement to the Agent, for the benefit of the Lenders. Unless and until the Agent gives notice to the undersigned of the Agent's intention to succeed to the rights of Chattem under the Agreement, the Agent shall not be obligated to perform any of the obligations of Chattem under the Agreement.

    DULY EXECUTED by the parties hereto as of the date and year first above written.

                                      PURCHASERS:

                                      CHATTEM, INC.

                                      By: /s/ Robert E. Bosworth
                                          -------------------------
                                         Title: Executive Vice President-CFO
                                                -----------------------------

                                      SIGNAL INVESTMENT & MANAGEMENT CO.

                                      By: /s/ Robert E. Bosworth
                                          --------------------------
                                         Title: President
                                                ---------

                                      SELLERS:

                                      SUNSOURCE INTERNATIONAL, INC.

                                      By: /s/ Tina Sohn
                                          --------------------------
                                          Title: President
                                                 ---------

                                      MINDBODY, INC.

                                      By: /s/ Tina Sohn
                                          --------------------------
                                          Title: President
                                                 ----------